UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   RUNGE, DONALD E.
   P.O. BOX 769
   ZEPHYR COVE, NV  89448
    USA
2. Issuer Name and Ticker or Trading Symbol
   THE DIANA CORPORATION
   DNA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   FEBRUARY 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
COMMON STOCK, $1.00 PAR VAL|2/6/97|S   | |5,300             |D  |13.625     |                   |      |                           |
UE                         |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/6/97|S   | |5,700             |D  |13.50      |                   |      |                           |
UE                         |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/6/97|S   | |8,500             |D  |13.375     |                   |      |                           |
UE                         |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/7/97|S   | |1,500             |D  |13.375     |                   |      |                           |
UE                         |      |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/7/97|S   | |4,100             |D  |12.875     |                   |      |                           |
UE                         |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/7/97|S   | |6,000             |D  |12.625     |                   |      |                           |
UE                         |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/7/97|S   | |3,000             |D  |12.75      |                   |      |                           |
UE                         |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/7/97|S   | |15,900            |D  |12.50      |                   |      |                           |
UE                         |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/10/9|S   | |7,306             |D  |11.125     |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/10/9|S   | |19,700            |D  |11.00      |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/10/9|S   | |5,100             |D  |11.25      |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/11/9|S   | |1,000             |D  |12.25      |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/11/9|S   | |3,100             |D  |12.125     |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/11/9|S   | |29,400            |D  |12.00      |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/13/9|S   | |10,700            |D  |11.00      |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/13/9|S   | |3,800             |D  |11.125     |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/14/9|S   | |2,900             |D  |10.00      |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/14/9|S   | |9,300             |D  |10.00      |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/14/9|S   | |11,400            |D  |10.125     |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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COMMON STOCK, $1.00 PAR VAL|2/14/9|S   | |10,000            |D  |10.25      |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/14/9|S   | |3,000             |D  |10.375     |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/14/9|S   | |5,800             |D  |10.50      |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/21/9|S   | |50,000            |D  |8.00       |                   |      |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
COMMON STOCK, $1.00 PAR VAL|2/28/9|S   | |113,600           |D  |8.00       |128,744            |D     |                           |
UE                         |7     |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
SIGNATURE OF REPORTING PERSON
/s/ DONALD E. RUNGE
DATE
MARCH 10, 1997